September 18, 1995



The Board of Trustees
AMBAC Treasurers Trust
300 Nyala Farms Road
Westport, CT  06880


Gentlemen:

	In order to provide AMBAC Treasurers Trust (the "Trust") with its initial capital, AMBAC Investment Management, Inc. ("Purchaser") is hereby purchasing from the Trust 70,003 shares (the "Shares") of beneficial interest, $.001 par value, of the Trust, as follows: 33,335 Shares of each of AMBAC U.S. Treasury Money Market Fund and AMBAC U.S. Government Money Market Fund, at a purchase price of $1.00 per Share, and 3,333 Shares of AMBAC Short-Term U.S. Government Income Fund, the third series of the Trust, at a purchase price of $10.00 per share.

	The Purchaser represents and warrants to the Trust that the Shares are being acquired for investment purposes and not with a view to the distribution thereof and that the Purchaser has no present intention to dispose of the Shares.

	The Purchaser hereby agrees that if any of the Shares of any of the above-referenced series of the Trust (each a "Fund") purchased by Purchaser herewith are redeemed by the Purchaser during the sixty (60) month period following the date of commencement of such Funds operations, the Purchaser will reimburse that Fund for any unamortized organization and start-up expenses in the same proportion as the number of Fund Shares being redeemed bears to the number of such Shares of such Fund outstanding at the time of redemption.

Very truly yours,

AMBAC INVESTMENT MANAGEMENT, INC.

	By: /s/ W. Dayle Nattress
	    W. Dayle Nattress
	Title: Presiden




November 6, 1995


The Board of Trustees
AMBAC Treasurers Trust
300 Nyala Farms Road
Westport, CT  06880


Gentelmen:

	Our letter to you dated September 18, 1995 in which we agreed to provide AMBAC Treasurers Trust (the "Trust") with its initial capital by purchasing from the Trust, 70,003 shares of beneficial interest of the Trust, is hereby amended by replacing the last paragraph of such letter with the following:

The Purchaser hereby agrees that if any of the Shares of any of the above-referenced series of the Trust (each a "Fund") purchased by Purchaser herewith are redeemed by the Purchaser (or any subsequent holder of such Shares) during the sixty (60) month period following the date of commencement of such Funds operations, the purchaser will reimburse that Fund for any unamortized organization and start-up expenses in the same proportion as the number of Fund Shares being redeemed bears to the number of such Shares of such Fund outstanding at the time of redemption.


Very truly yours,


AMBAC INVESTMENT MANAGEMENT, INC.
By:	/s/ W. Dayle Nattress
	W. Dayle Nattress
Title:	President